Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between Volt Information Sciences, Inc., including its subsidiaries and affiliates (hereinafter collectively called the “Company”), and Jack Egan (“Employee”) with respect to the termination of Employee's employment with the Company.

1.  Termination Date.  Employee acknowledges that his employment with the Company terminated effective February 22, 2012 (the “Termination Date”). Employee further acknowledges that officials of the Company explained to Employee that Employee would receive payment of regular base salary through the Termination Date in accordance with the Company's usual payroll practices, whether or not Employee signs this Agreement.

2.  Severance Benefits.  Provided that Employee signs this Agreement, does not revoke the Agreement and abides by its terms, and in return for Employee's promises in this Agreement, then in addition to the payments referred to in paragraph 1 hereof, the Company agrees to provide Employee the following benefits (collectively referred to as the “Severance Benefits”):

(a)  Monetary Payment.  The Company agrees to pay Employee the gross amount of $334,600.00. Such amount, less required withholdings and deductions, will be paid to Employee on the next regular payroll date of the Company following the expiration of the seven (7) day revocation period provided for in paragraph 12.

(b)  Insurance Benefits.

(i)  The Company agrees that, if Employee continues to participate in the group health and/or dental insurance plans of the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.0 §§ 1161-69 (“COBRA”), then during the time period from the Termination Date until the end of six (6) months immediately after the Termination Date, the Company will subsidize the cost of such continued insurance coverage such that the amount of the premium(s) Employee will pay for such continuation coverage will be the same amount he would pay if he were still employed by the Company. During this six (6) month period after the Termination Date, the Company shall pay the Company's portion of any premium required for such plans. The payments will be taxable pursuant to applicable laws and regulations.

(ii)  Any group health and/or dental insurance plan coverage provided to Employee pursuant to this Section MOO are deemed to run concurrently with (and not in addition to) the continuation coverage Employee may elect to receive under COBRA.

(iii)  Anything to the contrary in this Section (b)(ii) notwithstanding, in the event that Employee becomes covered under any employer-sponsored group health plan or any government-sponsored health plan during the six (6) month period after the Termination Date, by virtue of employment or otherwise, the Employer's obligation to make payments under Paragraph 2(b)(i) above will cease on the date Employee is enrolled and covered by another health plan. Employee agrees to inform the Company in writing of the coverage of Employee under any other health or dental insurance plan within five (5) business days after such coverage begins. If Employee fails to inform the Company of this coverage under other plans, the Company will be entitled to reimbursement for premiums paid on behalf of Employee during the time of duplicative coverage.

(iv)  The foregoing notwithstanding, nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit plans at any time in accordance with the procedures set forth in such plans.

Employee agrees and acknowledges that Employee has been paid all wages due and owing to Employee through the Termination Date and the Severance Benefits exceed anything to which Employee is otherwise entitled and are payable to Employee only in exchange for execution of this Severance Agreement and General Release.

3.  (a)  General Release. For and in consideration for the Severance Benefits, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, on behalf of Employee and Employee's heirs, family members, executors, administrators, successors and assigns. Employee hereby fully and forever releases and discharges the Company (which for purposes of such waiver, release and discharge is deemed to include the Company's present and former parents, subsidiaries, and affiliates and their respective officers, directors, employees, agents, shareholders, representatives, divisions, partners, predecessors and successors and assigns) from any and all liability for any claim, duty, debt, obligation, cause of action or damages (collectively “claims”), whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omission, act or fact that has occurred up to and including the date Employee signs this Agreement. Such released claims include, but are not limited to:

(i)  any claims for wages, separation pay, severance pay, bonuses, commissions, accrued vacation, personal days, holidays, vested and unvested stock options, automobile lease payments, attorneys' fees, costs or expenses;

(ii)  any other claims arising out of Employee's employment with the Company or the termination thereof;

(iii)  any claims arising under the common law including, without limitation, all claims pursuant to public policy, tort law or the implied covenant of good faith and dealing;

(iv)  all claims arising under any agreement, contract (express or implied), understanding or promise (whether oral or written) between Employee and the Company;

(v)  any claims arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may be validly waived, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, the

Americans with Disabilities Act of 1990, the Equal Pay Act, as amended, the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act; and/or any state equivalent of these identified federal statutes; any claims under N.Y. EXEC. LAW § 290 et seq. (prohibiting discrimination based on age (18+), race, creed, color, national origin (including ancestry), sexual orientation (actual or perceived), military status, sex, pregnancy, disability, predisposing genetic characteristics, marital status, arrest or conviction, and genetic information or testing); any claims under the New York City Administrative Code; and

(vi)  any claim for any other loss or damage;

(vii)  any rights or remedies he would otherwise be entitled to seek with an administrative agency is not included herein.

(b)  Exclusion from Release.  The foregoing notwithstanding, Employee does not release any rights or claims arising under Article 6 of the By-laws of the Company, the Indemnification Agreement made as of January 9, 2007 between the Company and Employee (the “Indemnification Agreement”), or the Expense Reimbursement Agreement made as of March 5, 2010 between the Company and Employee (the “Expense Reimbursement Agreement”). Both parties shall continue to be subject to the provisions of said Article 6, the Indemnification Agreement, and the Expense Reimbursement Agreement. Employee also does not release rights vested as of the Termination Date under any pension plan or the Volt Information Sciences, Inc. 2006 Stock Incentive Plan or claims submitted or to be submitted under any insurance program in which Employee participated prior to or on the Termination Date.

4.  Acknowledgements.  Employee acknowledges that the benefits provided to Employee under this Agreement exceed any payment, benefit and/or other thing of value to which Employee might otherwise be entitled pursuant to any policy, plan or procedure of the Company or pursuant to any prior agreement or contract with the Company. Employee specifically acknowledges that among the rights and claims against the Company that Employee is waiving are all of his rights and claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) and any rights under the New York City Human Rights Law (New York City ADM. Code § 8-101, et seq.). Employee further acknowledges, however, that the decision regarding his termination was made prior to the signing of this Agreement, and that Employee is specifically signing this Agreement to release any and all claims Employee may have in connection with his employment and the termination of his employment. Employee represents and warrants that Employee is not aware of any claims that he may have under the Family and Medical Leave Act.

5.  Covenant not to Sue.  Employee represents that he has not initiated or permitted to be initiated any lawsuits, arbitration proceedings or administrative proceedings against the Company, and Employee agrees that Employee will not do so in the future with respect to the subject matter of and claims released pursuant to this Agreement, except as may be necessary to enforce the Agreement or obtain the benefits described in or granted by the Agreement. Employee understands, however, that this Agreement may not affect the responsibility of the Equal Employment Opportunity Commission (the “Commission”) to enforce the ADEA, the right of an employee to file a charge or participate in the Commission's proceedings under the ADEA, or Employee's right to challenge the knowing and voluntary nature of the Agreement under the ADEA.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Commission or a comparable state or local agency. The foregoing notwithstanding, Employee agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf.

6.  Non-Disclosure of Agreement.  Employee agrees that Employee will not, unless required by law or authorized in writing by authorized personnel of Volt Information Sciences, Inc., talk about, write about or otherwise publicize the terms of this Agreement, the benefits being paid under this Agreement or the fact of their payment, except that this information may be disclosed to Employee's respective attorneys, accountants or other professional advisors to whom disclosure must be made in order for them to render professional services to Employee. Employee shall cause such attorneys, accountants and other professional advisors to maintain the confidentiality of this information. The foregoing notwithstanding, Employee and the Company agree that this Agreement may be used as evidence in any proceeding, administrative, judicial, arbitral or otherwise, relating to Employee's employment with the Company or the termination thereof.

7.  Non-Disparagement.  Employee agrees that Employee will not, at any time, orally or in writing, disparage, denigrate or defame the Company, or any parent, subsidiary or affiliate of the Company their respective products, services or business conduct, or otherwise impugn the reputation of the Company, or any parent, subsidiary or affiliate of the Company, or that of any of their respective directors, officers, agents, employees, shareholders, representatives, divisions, partners, predecessors or successors or representatives. The restrictions contained in this Paragraph 7 shall not apply with respect to Employee's response to any inquiry by a government agency or regulatory body, and nothing in this Agreement limits Employee's truthful participation or cooperation with a government agency or regulatory body.

8.  Confidentiality; Return of Company Property.  Employee recognizes and acknowledges that the Company has expended considerable resources in the acquisition, development and accumulation of confidential information, trade secrets and proprietary information concerning its business operations. Employee further recognizes and acknowledges that by reason of Employee's employment with the Company Employee was in a confidential relationship with the Company and had access to its confidential information, trade secrets and proprietary information. Accordingly, Employee agrees as follows:

(a)  Employee agrees that, except as required by law or pursuant to legal process, Employee will not use or disclose to any third party, in any manner whatsoever, whether created by Employee or obtained from the Company (or any parent, partner, subsidiary or affiliate thereof) or third parties, any confidential information or proprietary information relating to Employee's employment with the Company, the operations of the Company or any parent, subsidiary or affiliate thereof (including, without limitation, marketing and sales plans, financial data and reports, technical data, software, inventions, developments, discoveries, business plans and employee information), or confidential information pertaining to any business relationships of the Company (or any subsidiary or affiliate thereof). The restrictions in this Paragraph 8(a) shall not apply with respect to any inquiry by a government agency or regulatory body, and nothing in this Agreement limits Employee's truthful participation or cooperation with a government agency or regulatory body. If Employee is requested or compelled to disclose confidential information by any court, government agency, or regulatory body, Employee will promptly notify the Company of the request or compulsion, so that the Company may seek a protective order or other appropriate remedy, or waive applicable protections. If, in the absence of a protective order or other remedy, or the receipt of a waiver by the Company, Employee is required to disclose confidential information by an order of a court or agency of competent jurisdiction, Employee shall disclose only that portion of the confidential information Employee is required to disclose.

(b)  To the extent Employee has not already done so, and except as may be otherwise provided in this Agreement, Employee agrees that Employee will immediately return to the Company (i) all property of the Company (or any parent, subsidiary or affiliate thereof) in Employee's possession or under Employee's control, including, without limitation, computer hardware and software, computer data files (whether in tape or diskette form), cellular telephones, Company leased automobiles, entry cards, identification badges, keys, customer lists and computer system access codes, and (ii) all merchandising programs, memoranda, notes, plans, records, reports, financial statements, employee files, prospective employee resumes, correspondence (both intra-company and with outside parties) and other documents and data (and all copies thereof) relating to the business of the Company (or any parent, partner, subsidiary or affiliate thereof), whether created by Employee or obtained from the Company (or any subsidiary or affiliate thereof) or third parties, which Employee has in his possession or under his control.

(c)  To the extent Employee has not already done so, Employee hereby assigns all right, title and interest in and to any inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under patent, trademark, copyright or similar statutes, made, developed or created by Employee (whether at the request or suggestion of the Company, any of its affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's engagement by the Company, which pertains to the actual or contemplated business, products, intellectual property or processes of the Company or any of its affiliates (collectively hereinafter referred to as “Developments”). Employee agrees that the Company owns and shall own all right, title and interest to the Developments and that such Developments shall be considered “works made for hire” under US Copyright Law. If any of the Developments are held for any reason not to be “works made for hire” for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, the Employee irrevocably assigns, without further consideration, all right, title and interest in and to the Developments to the Company including any and all moral rights in the Developments recognized by applicable law. The Employee irrevocably agrees to execute any document reasonably requested by the Company or its affiliates to give effect to this paragraph such as assignment of invention or other general assignments of intellectual property rights, without additional compensation thereof.

(d)  Employee agrees to keep all of the Company's trade secrets confidential for so long as they continue to constitute a trade secret under applicable law.

9.  Company Assistance.  Except as provided below, during the five-year period commencing on the Termination Date, Employee agrees to be reasonably available upon the Company's request to provide reasonable assistance with respect to any and all matters with which Employee was involved during Employee's employment, and to facilitate a smooth transition of the transactions and other matters on which Employee was working to such individual or individuals as may be assigned by the Company. Employee further agrees to be reasonably available during such period upon the Company's request to provide reasonable assistance with litigation between the Company and third parties related to business Employee conducted during Employee's employment. Such cooperation and assistance by Employee will include, without limitation, availability to answer questions from Company employees and attorneys, availability to provide deposition testimony and voluntary attendance at trial if called as a witness. Whenever possible, such cooperation and assistance by Employee will be provided at times which are mutually convenient to Employee and the Company, and the Company will use all reasonable efforts to avoid a conflict with due consideration for Employee's work schedule and business and personal obligations. In connection with the cooperation and assistance rendered by Employee hereunder, the Company will reimburse Employee's reasonable and approved out-of-pocket expenses upon the presentation of appropriate documentation with respect thereto.

Without by implication limiting the foregoing, Employee agrees to fully cooperate with both the Company and the Securities and Exchange Commission in connection with any investigation of the Company by the Commission or its staff. The foregoing notwithstanding, nothing in this Agreement shall require Employee to take any action or refrain from taking any action if Employee or Employee's legal counsel determines in good faith that doing so will be prejudicial to Employee's legal interests or rights in any threatened or pending legal action against Employee.

10.  Enforcement.  Employee acknowledges that his obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of such obligations.

11.  Nature of Agreement.  Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. Similarly, the Company understands and agrees that nothing in this Agreement constitutes an admission of liability or wrongdoing on the part of Employee.

12.  Time to Consider; Revocation; Effective Date.  Although Employee may sign this Agreement as soon as he wishes, Employee may take up to 21 days to decide whether to sign it. Employee's decision to sign this Agreement and accept its terms is revocable at Employee's option within seven (7) days after Employee has signed it. Any revocation of this Agreement must be in writing and submitted to Louise Ross, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018. None of the Company's obligations hereunder become effective until Employee has signed the Agreement and the seven (7) day revocation period has passed.

13.  Miscellaneous.

(a)  This Agreement shall be binding upon the parties and may not be modified in any manner, except by a writing of concurrent or subsequent date signed by duly authorized representatives of the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

(b)  In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)  This Agreement shall be interpreted and construed by the laws of the State of New York, except for the laws of such State which would require the application of the substantive law of another jurisdiction.

(d)  Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any other or subsequent breach by such other party.

(e)  The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of the Indemnification Agreement, the Expense Reimbursement Agreement, and Paragraphs 7, 8, 9, I 0, and 11 of the Employment Agreement made as of March 17, 2006 between the Company and Employee, all of which are hereby expressly confirmed and ratified. Employee represents that in signing this Agreement, he has not relied upon any promise, representation or statement not set forth herein.

14.  Disputes.  Any dispute, controversy or claim arising out of or related in any way to this Agreement shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act in accordance with the applicable rules of the American Arbitration Association in the state of New York. There shall be one arbitrator. The arbitrator shall be entitled to award reasonable attorney's fees and costs to the prevailing party. The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award. Judgment upon the arbitrator's award may be filed in and enforced by any state or federal court in New York County, New York. The foregoing notwithstanding, nothing herein shall prevent the Company from obtaining injunctive relief in court for a violation by Employee or the confidentiality or other obligations of Employee hereunder. The foregoing notwithstanding, any dispute, controversy or claim arising out of or related to the Indemnification Agreement or the Expense Reimbursement Agreement shall not be subject to the provisions of this Paragraph 15 and instead shall be governed by the applicable provisions of the respective agreements.

15.  Voluntary Assent.  By signing below, Employee acknowledges and represents that he has read this Agreement, that Employee understands its meaning and content, that he has been afforded a sufficient opportunity to consider the Agreement, that Employee has been advised to consult with an attorney concerning the Agreement, that Employee freely and voluntarily assents to all of the terms and conditions hereof, and that Employee has signed the Agreement as his own free and voluntary act. Employee further acknowledges that the Severance Benefits shall also constitute good and sufficient consideration for all of Employee's agreements, undertakings and releases hereunder.

AGREED TO AND ACCEPTED:	Volt Information Sciences, Inc.

/s/ Jack Egan	/s/ Louise Ross
Employee	By

May 24, 2012	5-24-12
Date	Date